Exhibit 99.1

Ouster Announces Transfer of Stock Exchange Listing to Nasdaq

SAN FRANCISCO, CA – December 10, 2024 – Ouster, Inc. (NYSE: OUST) today announced that it will transfer the listing of its common stock and its warrants to purchase common stock trading under the symbol “OUST.WSA” (the “2025 Public Warrants”) to the Nasdaq Global Select Market from the New York Stock Exchange (“NYSE”) and NYSE American, respectively, and its warrants to purchase its common stock trading under the symbol “OUST.WS” (the “2026 Public Warrants”) to the Nasdaq Capital Market from the NYSE. The Company expects to begin trading as a Nasdaq-listed company on December 23, 2024. Following the transfer to Nasdaq, Ouster’s common stock will continue to trade under the symbol “OUST”, its 2026 Public Warrants will trade under the symbol “OUSTZ” and its 2025 Public Warrants will trade under the symbol “OUSTW”.

About Ouster

Ouster (NYSE: OUST) is a leading global provider of high-resolution scanning and solid-state lidar sensors and software solutions for the automotive, industrial, robotics, and smart infrastructure industries. Ouster is on a mission to build a safer and more sustainable future by offering affordable, high-performance sensors that drive mass adoption across a wide variety of applications. Ouster is headquartered in San Francisco, CA with offices in the Americas, Europe, and Asia-Pacific. For more information about our products, visit www.ouster.com, contact our sales team, or connect with us on X or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current plans, estimates and expectations of management that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and the negative of these terms and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. All statements, other than statements of historical fact, including statements regarding the commencement of trading of its common stock, its 2025 Public Warrants and its 2026 Public Warrants on Nasdaq, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including the important factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as may be further updated from time to time in the Company’s other filings with the SEC. Readers are urged to consider these factors carefully and in the totality of the circumstances when evaluating these forward-looking statements, and not to place undue reliance on any of them. Any such forward-looking statements represent management’s reasonable estimates and beliefs as of the date of this press release. While Ouster may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, other than as may be required by law, even if subsequent events cause its views to change.

Contacts

For Investors

investors@ouster.io

For Media

press@ouster.io

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